Exhibit 99.1

NEWS RELEASE

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933

Solera National Bancorp Earns $159,000 in Third Quarter 2011

LAKEWOOD, CO — October 24, 2011 — Solera National Bancorp, Inc. (OTCBB: SLRK), the holding company for Solera National Bank, today reported that stabilizing loan quality contributed to net income of $159,000, or $0.06 per share, in the third quarter ended September 30, 2011.  Net income in the preceding quarter was $100,000, or $0.04 per share, and Solera lost $493,000, or $(0.19) per share, in the third quarter a year ago.  Earnings for the first nine months of 2011 totaled $76,000, or $0.03 per share, compared to a net loss of $282,000, or $(0.11) per common share for the same period in 2010.

“Although we continue to see improving operating results, we are not immune to the difficult economic conditions impacting businesses throughout the country,” said Douglas Crichfield, President and Chief Executive Officer.  “Loan demand has been weaker than anticipated, but we are hopeful that the positive trends we are seeing in the business community will spur increased loan activity in the near future.  With improving asset quality, ample liquidity and a solid balance sheet, we continue to focus on the growing small businesses in our markets.

“Our net interest margin (NIM) came under pressure during the quarter due, in part, to lower yields from our investment portfolio, loan pay offs and the anemic pace of new loan originations,” added Crichfield.  “That being said, we are not alone and we believe many financial institutions are experiencing some NIM compression given the current economic and interest rate environment.”

Financial Highlights (at or for the quarter ended September 30, 2011)

•                                        Net income increased 59% to $159,000 from the preceding quarter and was a significant improvement from the year ago loss.

•                                        The Bank’s capital ratios continue to exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 21.2%.

•                                        Total assets have remained stable at approximately $140 million.

•                                        Core deposits, which exclude time deposits, increased 12% to $74.8 million from a year ago and remained relatively unchanged from the preceding quarter.

•                                        Tangible book value per share, excluding unrealized gains on securities, improved to $7.19 up from $7.11 the preceding quarter and $6.91 a year earlier.  Including securities gains, tangible book value per share totaled $7.30.

2011 Metro Denver Economic Review

According to data compiled by the Metro Denver Economic Development Corporation in its Monthly Economic Summary for September 2011, a range of factors continue to affect Metro Denver’s economic recovery.  Despite slow growth and decreased consumer confidence, the area’s housing market is steady given the overall economic climate.  Retail and office vacancy rates are lower, and the commercial real estate market is stable.

Labor and Employment:  According to the Bureau of Labor Statistics, from the U.S. Department of Labor, the unemployment rate (not seasonally adjusted) for Metro-Denver-Aurora-Broomfield was 8.6% in July 2011, below the 8.9% recorded in July 2010.  The unemployment rate for August 2011 was 8.5%, down from 8.8% recorded in August 2010, and one tenth of a percent below the July 2011 unemployment rate.  By comparison, the national unemployment rate in August 2011 was 9.1%, not seasonally adjusted, down from 9.5% a year earlier.  http://data.bls.gov/timeseries/LAUMT08197403?data_tool=XGtable

Residential Real Estate:  July 2011 existing home sales in Metro Denver were 17.7% higher than the sales total for July 2010.  An increase from last July’s depressed home sales, however, the volume still made for a sales total that was weak from an historic perspective.  Because homebuyers and sellers are increasingly hesitant, unsold inventory in Metro Denver continues to contract.  Total unsold inventory in July 2011 was 25% lower than the inventory reported in July 2010 and about 40% lower than the July inventory level typically reported before the recession began.

Commercial Real Estate:  The CB Richard Ellis MarketView Denver Office report for the second quarter suggests vacancy rates are slowly declining with a gradual increase in property demand.  Because the office employment today is smaller than the number working before the recession, property demand is still too weak to support major market improvements or new development.  Ultimately, the report suggests, substantial and sustainable improvement in the office market will not occur until job growth improves.

“Although statistics show that the Metro-Denver unemployment rate is on the decline, and below the national unemployment rate, it is still too high.  Metro-Denver’s overall economy continues to be dependent on significant job growth,” commented Crichfield.  “That being said, we believe the Metro-Denver area is resilient, and we are in an excellent position to expand our lending program to meet the demands of credit-worthy customers and prospects, as the recovery continues to emerge.”

Balance Sheet and Credit Quality

Gross loans totaled $55.7 million at the end of the third quarter 2011, compared to $58.9 million at June 30, 2011, and $60.4 million at the end of the third quarter a year ago.  “Despite overall weak loan demand in this continued sluggish economy, we anticipate some lending traction to emerge in the near term,” commented Crichfield.  “In the interim, we have grown our high-quality investment security portfolio funded in part by low-cost Federal Home Loan Bank borrowings to augment earnings.  We have a diversified customer base within our communities, and we are committed to helping businesses in the region expand.”

At the end of September 30, 2011, Solera’s loan portfolio was well diversified with commercial real estate loans, including owner-occupied and non-owner-occupied, accounting for 68% of the loan portfolio, commercial and industrial loans representing 13%, residential real estate loans 17% and construction loans totaling 2% of the loan portfolio.

Deposits totaled $112.6 million at September 30, 2011, relatively flat from the prior quarter and up 4% from a year ago.  Core deposits, excluding high-yielding certificates of deposits, accounted for 66% of total deposits at the end of September, 2011.

Nonperforming assets (NPAs) stood at $1.9 million, or 1.34% of total assets at September 30, 2011, compared to $2.3 million, or 1.68% of total assets at the end of June 2011, and $749,000, or 0.55% of total assets a year ago.  “Our asset quality continues to improve with our NPAs declining 34 basis points from the preceding quarter,” said Robert J. Fenton, Executive Vice President and Chief Financial Officer.  “However, we transferred one nonaccrual loan to other real estate owned during the quarter in the amount of $903,000.”

The allowance for loan and lease losses at September 30, 2011 was $1.1 million, or 1.92% of total loans, representing 108.42% of non-performing loans.  The Company recognized $225,000 in charge-offs during the quarter.

Shareholders’ equity was $18.6 million and tangible book value, excluding unrealized gain on available-for-sale securities, was $7.19 a share at September 30, 2011.

Review of Operations

Net interest income, before the provision for loan and lease losses, remained relatively stable at $1.0 million in the third quarter of 2011, compared to $1.1 million the second quarter of 2011 and the third quarter a year ago.  Net interest income for the nine months ended September 30, 2011 grew 3% to $3.2 million, compared to $3.1 million for the nine months ended September 30, 2010.

The net interest margin was 2.99% for the third quarter of 2011, compared to 3.22% for the second quarter of 2011 and 3.24% in the third quarter a year earlier.  For the first nine months of 2011, the net interest margin increased 3 basis points to 3.15%, compared to 3.12% for the first nine months of 2010.  The compressing net interest margin experienced during the third quarter of 2011 was primarily due to lower yields on investment securities given the shape of the yield curve and historically low interest rates.

The provision for loan and lease losses in the third quarter of 2011 was $10,000, compared to $120,000 recorded in the second quarter of 2011, and $780,000 in the third quarter a year ago.  Solera had a provision for loan and lease losses of $130,000 for the nine months ended September 30, 2011 and $1.1 million in the like period a year ago. “The reduction in the provision expense this quarter signifies our stabilizing loan quality and contributed to the Bank’s profitability versus prior year,” remarked Crichfield.

Primarily due to net gains from the sale of securities, total noninterest income was $327,000 in the third quarter of 2011, compared to $244,000 in the preceding quarter, and $377,000 for the third quarter a year ago.  In the first nine months of 2011, noninterest income was $588,000, compared to $944,000 in the first nine months a year ago.  “We are actively managing our securities portfolio to generate liquidity and minimize interest rate risk,” Fenton noted.  “Consequently, we have a portfolio of high-quality bonds with relatively short maturities.  The sale of these securities is one tool we use to manage interest rate risk and augment other income, when appropriate.”

The increase in total noninterest expense for the third quarter is partially due to an increase in costs associated with managing our loan portfolio.  Noninterest expense in the third quarter of 2011 increased 6% to $1.2 million from $1.1 million in the prior quarter, and was flat year-over-year.  Noninterest expense in the first nine months of 2011 was $3.6 million, compared to $3.3 million in the first nine months for 2010.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.

For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the continuation of the economic downturn may have an adverse effect on the Company’s financial performance; and the Company is subject to extensive regulatory oversight.  We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	9/30/11	6/30/11	9/30/10
ASSETS
Cash and due from banks	$283	$1,023	$698
Federal funds sold	—	3,400	—
Interest-bearing deposits with banks	357	1,106	266
Investment securities, available-for-sale	81,877	74,290	72,876
FHLB and Federal Reserve Bank stocks, at cost	1,148	1,117	1,165
Gross loans	55,710	58,944	60,378
Net deferred (fees)/expenses	(58)	(55)	(85)
Allowance for loan losses	(1,069)	(1,284)	(1,200)
Net loans	54,583	57,605	59,093
Premises and equipment, net	623	657	768
Accrued interest receivable	566	643	749
Other real estate owned	903	—	—
Other assets	312	337	598
TOTAL ASSETS	$140,652	$140,178	$136,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$2,792	$2,405	$1,894
Interest-bearing demand deposits	10,480	10,769	11,224
Savings and money market deposits	61,505	61,929	53,535
Time deposits	37,793	38,390	41,708
TOTAL DEPOSITS	112,570	113,493	108,361

Securities sold under agreements to repurchase and federal funds purchased	387	480	1,085
Accrued interest payable	66	64	99
FHLB borrowings	8,500	6,500	6,000
Accounts payable and other liabilities	491	411	522
TOTAL LIABILITIES	122,014	120,948	116,067

Common stock	26	26	26
Additional paid-in capital	26,138	26,095	25,916
Accumulated deficit	(7,806)	(7,965)	(8,298)
Accumulated other comprehensive income	280	1,074	2,502
TOTAL STOCKHOLDERS’ EQUITY	18,638	19,230	20,146
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,652	$140,178	$136,213

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Three Months Ended:			For the Nine Months Ended:
($000s, except per share data)	9/30/11	6/30/11	9/30/10	9/30/11	9/30/10
Interest and dividend income
Interest and fees on loans	$841	$847	$901	$2,512	$2,503
Investment securities	578	646	713	1,897	2,261
Dividends on bank stocks	8	8	10	25	32
Other	2	2	1	5	9
Total interest income	1,429	1,503	1,625	4,439	4,805

Interest expense
Deposits	343	354	466	1,066	1,476
FHLB borrowings	51	49	58	157	202
Other borrowings	2	3	4	9	12
Total interest expense	396	406	528	1,232	1,690

Net interest income	1,033	1,097	1,097	3,207	3,115

Provision for loan and lease losses	10	120	780	130	1,075
Net interest income after provision for loan losses	1,023	977	317	3,077	2,040

Noninterest income
Customer service and other fees	16	19	19	52	55
Other income	3	—	16	5	16
Gain (loss) on sale of other real estate owned	(25)	—	10	(25)	10
Gain (loss) on available-for-sale securities	333	225	332	556	863
Total noninterest income	327	244	377	588	944

Noninterest expense
Salaries and employee benefits	613	612	619	1,930	1,756
Occupancy	135	127	137	395	418
Professional fees	129	99	134	355	319
Other general and administrative	314	283	297	909	773
Total noninterest expense	1,191	1,121	1,187	3,589	3,266

Net income (loss)	$159	$100	$(493)	$76	$(282)

Earnings per share	$0.06	$0.04	$(0.19)	$0.03	$(0.11)
Tangible book value per share	$7.19	$7.11	$6.91	$7.19	$6.91
Net interest margin	2.99%	3.22%	3.24%	3.15%	3.12%

Asset Quality:
Non-performing loans to total loans	1.77%	3.99%	1.24%
Non-performing assets to total loans and OREO	3.34%	3.99%	1.24%
Non-performing assets to total assets	1.34%	1.68%	0.55%
Allowance for loan losses to total loans	1.92%	2.18%	1.99%
Allowance for loan losses to non-performing loans	108.42%	54.66%	160.21%
Other real estate owned	$903	$—	$—

Selected Financial Ratios:
Tier 1 leverage ratio (1)	11.5%	11.3%	10.9%
Tier 1 risk-based capital ratio (1)	19.9%	18.4%	17.4%
Total risk-based capital ratio (1)	21.2%	19.7%	18.7%

(1) Solera National Bank only